Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

First Montauk Financial Corp.

We hereby consent to the incorporation by reference in the Company's previously filed Registration Statement on Form S-8 (Nos. 333-123066 filed March 1, 2005) of our report dated May 14, 2009 on the consolidated financial statements of First Montauk Financial Corp. and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the existence of substantial doubt about the Company's ability to continue as a going concern) included in this Annual Report on Form 10-K for the year ended December 31, 2008.


/s/ Parente Randolph, LLC

PARENTE RANDOLPH, LLC
Morristown, New Jersey
May 18, 2009